EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
(In thousands, except per share amounts)

                                                 Three Months Ended
                                                      March 31,
Primary Earnings per Common Share                  1994       1993
                                                   ----       ----
Earnings before cumulative effect of
  accounting changes                             $18,516    $19,187
Effect of preferred stock dividends               (1,140)    (1,253)
                                                 -------    -------
                                                  17,376     17,934
Cumulative effect of accounting changes                -      2,141
                                                 -------    -------
Net earnings available to common shareholders    $17,376    $20,075
                                                 =======    =======

Average Common Shares outstanding                 28,142     28,553
Common stock equivalents                             259        340
                                                 -------     ------
Average number of Common Shares-primary           28,401     28,893
                                                 =======     ======

Primary earnings per Common Share:
  Before cumulative effect of accounting changes   $0.61      $0.62
  Cumulative effect of accounting changes              -       0.07
                                                  ------     ------
Primary earnings per Common Share                  $0.61      $0.69
                                                  ======     ======

Fully Diluted Earnings per Common Share

Earnings before cumulative effect of
  accounting changes                             $18,516    $19,187
Effect of ESOP charge to operations assuming
  conversion of Series A ESOP Convertible
  Preferred Shares                                  (528)      (618)
                                                 -------    -------
                                                  17,988     18,569
Cumulative effect of accounting changes                -      2,141
                                                 -------    -------
Net earnings available to common shareholders    $17,988    $20,710
                                                 =======    =======

Average Common Shares outstanding                 28,142     28,553
Common stock equivalents                             269        340
Assumed conversion of Series A ESOP Convertible
  Preferred Shares                                 2,778      2,731
                                                 -------    -------
Average number of Common Shares-fully diluted     31,189     31,624
                                                 =======    =======

Fully diluted earnings per Common Share:
  Before cumulative effect of accounting changes   $0.58      $0.59
  Cumulative effect of accounting changes              -       0.07
                                                 -------    -------
Fully diluted earnings per Common Share            $0.58      $0.66
                                                 =======    =======

Common stock equivalents reflect the assumed exercise of dilutive employees' stock options using the treasury stock method.

See notes to consolidated financial statements.